JKHY Fiscal 2016 Gross Profit Increases 8%
August 16, 2016

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS FISCAL 2016
WITH 8% INCREASE IN GROSS PROFIT

Monett, MO, August 16, 2016 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fiscal 2016 results.
Revenue for the quarter ended June 30, 2016 increased to $367.0 million, a 10% increase over the fourth quarter of fiscal 2015. Gross profit also increased 10% to $161.7 million, and net income increased 39% to $84.3 million, or $1.06 per diluted share.
For the year ended June 30, 2016, the Company generated $1,354.6 million of revenue, an 8% increase over fiscal 2015. Gross profit increased 8% to $581.0 million, and net income increased 18% to $248.9 million, or $3.12 per diluted share.
According to David Foss, President and CEO, “As we close the books on FY’16 we are pleased to report another year of record revenue and earnings.  The sales teams for all three of our marketed brands ended their year ahead of plan which should position us well for next year.  Additionally, our employee engagement and customer satisfaction scores both continue to be very solid as we enter FY’17. "
Operating Results
Revenue, cost of sales, and gross profit results for the quarter and fiscal year-to-date periods were as follows:

Revenue, Cost of Sales, and Gross Profit (Unaudited)
(In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2016	2015		2016	2015
Revenue
License	$511	$1,072	(52)%	$3,041	$2,635	15%
Percentage of Total Revenue	<1%	<1%		<1%	<1%
Support and Service	353,364	318,635	11%	1,300,978	1,200,652	8%
Percentage of Total Revenue	96%	95%		96%	96%
Hardware	13,095	14,006	(7)%	50,627	52,903	(4)%
Percentage of Total Revenue	4%	4%		4%	4%
Total Revenue	366,970	333,713	10%	1,354,646	1,256,190	8%

Cost of Sales
Cost of License	325	185	76%	1,197	1,187	1%
Cost of Support and Service	195,878	176,826	11%	737,108	680,750	8%
Cost of Hardware	9,067	10,288	(12)%	35,346	38,399	(8)%
Total Cost of Sales	205,270	187,299	10%	773,651	720,336	7%

Gross Profit
License Gross Profit	186	887	(79)%	1,844	1,448	27%
License Gross Profit Margin	36%	83%		61%	55%
Support and Service Gross Profit	157,486	141,809	11%	563,870	519,902	8%
Support and Service Gross Profit Margin	45%	45%		43%	43%
Hardware Gross Profit	4,028	3,718	8%	15,281	14,504	5%
Hardware Gross Profit Margin	31%	27%		30%	27%
Total Gross Profit	$161,700	$146,414	10%	$580,995	$535,854	8%
Gross Profit Margin	44%	44%		43%	43%

•
For the fourth quarter of fiscal 2016, the bank systems and services segment revenue increased 8% to $272.7 million with a gross margin of 43% from $253.7 million with a gross margin of 43% in the same quarter last year.  The credit union systems

JKHY Fiscal 2016 Gross Profit Increases 8%
August 16, 2016

and services segment revenue increased 18% to $94.3 million with a gross margin of 47% for the fourth quarter of fiscal 2016 from $80.0 million and a gross margin of 47% in the same period a year ago.

•
Bank systems and services segment revenue for fiscal 2016 increased 4% to $996.7 million from $962.7 million a year ago. Gross margins in each period were 41% and 42%, respectively. Credit union systems and services segment revenue increased 22% to $358.0 million with a gross margin of 48% from $293.5 million with a gross margin of 46% last fiscal year.

Operating Expenses and Operating Income
Operating income increased 30% to $116.5 million, or 32% of fourth quarter fiscal 2016 revenue, compared to $89.4 million, or 27% of revenue in the fourth quarter of fiscal 2015.
For the twelve month period ending June 30, 2016, operating income increased 14% to $361.7 million, a 27% operating margin on total revenue, from $317.9 million, or 25% of revenue, in fiscal 2015.

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2016	2015		2016	2015
Selling and Marketing	$23,365	$23,492	(1)%	$90,079	$89,004	1%
Percentage of Total Revenue	6%	7%		7%	7%

Research and Development	23,964	19,501	23%	81,234	71,495	14%
Percentage of Total Revenue	7%	6%		6%	6%

General and Administrative	17,357	14,049	24%	67,514	64,364	5%
Percentage of Total Revenue	5%	4%		5%	5%

Gain on disposal of a business	(19,491)	—	—%	(19,491)	(6,874)	184%
Total Operating Expenses	45,195	57,042	(21)%	219,336	217,989	1%
Operating Income	$116,505	$89,372	30%	$361,659	$317,865	14%
Operating Margin	32%	27%		27%	25%

•	The increase in research and development costs was mostly due to increased headcount and related personnel costs. Disposals of assets during the fourth quarter also contributed to the increase.

•	In fiscal 2016, the Company sold its Alogent business, resulting in a gain totaling $19,491. Alogent contributed revenue of $28,422 and $27,206 in fiscal years 2016 and 2015, respectively.

•
In fiscal 2015, we had a gain totaling $6,874 due to the sale of the TeleWeb™ suite of Internet and mobile banking software products. The fiscal 2015 gain was previously included in general and administrative expense.

Net Income
Fourth quarter net income totaled $84.3 million, or $1.06 per diluted share, compared to $60.5 million, or $0.75 per diluted share in the fourth quarter of fiscal 2015, for an increase in net income of 39% and an increase in diluted earnings per share of 42%.
Net income for the fiscal year ending June 30, 2016 totaled $248.9 million, compared to $211.2 million for last year, an increase of 18%. Diluted earnings per share increased 21% to $3.12 from $2.59 for the prior year.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2016	2015		2016	2015
Income Before Income Taxes	$116,106	$89,101	30%	$360,536	$316,440	14%
Provision for Income Taxes	31,836	28,562	11%	111,669	105,219	6%
Net Income	$84,270	$60,539	39%	$248,867	$211,221	18%
Diluted net income per share	$1.06	$0.75	42%	$3.12	$2.59	21%

•
Provision for income taxes increased 11% in the fourth quarter compared to the same quarter in fiscal 2015, but was 27.4% of income before income taxes this quarter compared to 32.1% of income before income taxes for the same period in fiscal 2015. The drop in effective tax rate for the quarter was due primarily to a significant difference in the book versus tax basis in Alogent stock sold in the fourth quarter of fiscal 2016.

JKHY Fiscal 2016 Gross Profit Increases 8%
August 16, 2016

•
Provision for income taxes increased 6% for fiscal 2016, although the effective rate decreased to 31.0% of income before income taxes from 33.3% for the twelve months ending June 30, 2015. The decrease in the effective tax rate was primarily due to the sale of subsidiary stock, as well as the retroactive extension of the Research and Experimentation Credit ("R&E Credit") to January 1, 2015 during fiscal 2016.

Balance Sheet and Cash Flow Review

•	At June 30, 2016, cash and cash equivalents decreased to $70.3 million from $148.3 million at June 30, 2015.

•	Trade receivables totaled $253.9 million at June 30, 2016, an increase from $245.4 million at June 30, 2015.

•	Current and long term debt decreased from $52.7 million a year ago to $0.2 million at June 30, 2016.

•	Current deferred revenue increased to $343.5 million at June 30, 2016, compared to $339.5 million a year ago.

•	Stockholders' equity increased to $996.2 million at June 30, 2016, compared to $991.5 million a year ago.
Cash provided by operations totaled $365.1 million in fiscal 2016 compared to $373.8 million last fiscal year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2016	2015
Net income	$248,867	$211,221
Depreciation	50,571	54,155
Amortization	79,077	64,841
Other non-cash expenses	30,050	30,166
Change in receivables	(13,735)	(21,346)
Change in deferred revenue	4,364	40,565
Change in other assets and liabilities	(34,078)	(5,812)
Net cash provided by operating activities	$365,116	$373,790
Cash used in investing activities for fiscal 2016 totaled $136.0 million, compared to $137.0 million for fiscal 2015 and included the following:

(Unaudited, In Thousands)	Year Ended June 30,
	2016	2015
Payment for acquisitions, net of cash acquired	$(8,275)	$—
Capital expenditures	(56,325)	(54,409)
Proceeds from the sale of businesses	34,030	8,135
Proceeds from the sale of assets	2,844	182
Internal use software	(11,826)	(14,020)
Computer software developed	(96,411)	(76,872)
Net cash from investing activities	$(135,963)	$(136,984)

•	$8.3 million, net of cash acquired, was used for the acquisition of Bayside Business Solutions.

•	The $56.3 million in capital expenditures was mainly for the purchase of computer equipment and aircraft.

•
The $34.0 million of proceeds from the sale of businesses was related to the sale of Alogent. The prior year's $8.1 million in proceeds related to the sale of the TeleWeb™ suite of Internet and mobile banking software products.

Financing activities used cash of $307.2 million for fiscal 2016 and $158.9 million in fiscal 2015.

JKHY Fiscal 2016 Gross Profit Increases 8%
August 16, 2016

(Unaudited, In Thousands)	Year Ended June 30,
	2016	2015
Borrowings on credit facilities	$100,000	$90,000
Repayments on credit facilities	(152,500)	(50,783)
Debt acquisition costs	—	(901)
Purchase of treasury stock	(175,662)	(122,691)
Dividends paid	(84,118)	(76,410)
Net cash from issuance of stock and tax related to stock-based compensation	5,124	1,915
Net cash from financing activities	$(307,156)	$(158,870)

According to Kevin Williams, CFO, “Our capitalized software decreased significantly this quarter on a sequential basis, as we wrapped up some major projects and are in the process of starting new ones. We will continue to invest primarily in the areas of electronic payments, mobile offerings and other new products; along with other offerings that will drive additional future revenue and provide a solid return for our investors. The sale of Alogent discussed above did drive a large gain in the quarter and added $.22 to EPS (net of related expenses) for the quarter and fiscal year, however the loss of the revenue will create a head wind for us next fiscal year. Quarterly revenue headwinds will be Q’1: $6,425, Q’2: $8,251, Q’3: $7,657 and Q’4: $6,089 for the total fiscal year impact of $28,422. We continue to have a strong cash position and balance sheet for potential acquisitions, stock buy-backs, dividends, and continued investment in the company.”
Quarterly Conference Call
The company will hold a conference call on August 17, 2016; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 10,600 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal 2016 Gross Profit Increases 8%
August 16, 2016

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2016	2015		2016	2015
REVENUE
License	$511	$1,072	(52)%	$3,041	$2,635	15%
Support and service	353,364	318,635	11%	1,300,978	1,200,652	8%
Hardware	13,095	14,006	(7)%	50,627	52,903	(4)%
Total	366,970	333,713	10%	1,354,646	1,256,190	8%
COST OF SALES
Cost of license	325	185	76%	1,197	1,187	1%
Cost of support and service	195,878	176,826	11%	737,108	680,750	8%
Cost of hardware	9,067	10,288	(12)%	35,346	38,399	(8)%
Total	205,270	187,299	10%	773,651	720,336	7%
GROSS PROFIT	161,700	146,414	10%	580,995	535,854	8%
Gross Profit Margin	44%	44%		43%	43%
OPERATING EXPENSES
Selling and marketing	23,365	23,492	(1)%	90,079	89,004	1%
Research and development	23,964	19,501	23%	81,234	71,495	14%
General and administrative	17,357	14,049	24%	67,514	64,364	5%
Gain on disposal of a business	(19,491)	—	—%	(19,491)	(6,874)	184%
Total	45,195	57,042	(21)%	219,336	217,989	1%
OPERATING INCOME	116,505	89,372	30%	361,659	317,865	14%
INTEREST INCOME (EXPENSE)
Interest income	49	51	(4)%	307	169	82%
Interest expense	(448)	(322)	39%	(1,430)	(1,594)	(10)%
Total	(399)	(271)	47%	(1,123)	(1,425)	(21)%
INCOME BEFORE INCOME TAXES	116,106	89,101	30%	360,536	316,440	14%
PROVISION FOR INCOME TAXES	31,836	28,562	11%	111,669	105,219	6%
NET INCOME	$84,270	$60,539	39%	$248,867	$211,221	18%
Diluted net income per share	$1.06	$0.75		$3.12	$2.59
Diluted weighted average shares outstanding	79,261	81,086		79,734	81,601

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2016	2015
Cash and cash equivalents				$70,310	$148,313	(53)%
Receivables				253,923	245,387	3%
Total assets				1,815,512	1,836,835	(1)%

Accounts payable and accrued expenses				$100,007	$88,895	13%
Current and long term debt				200	52,697	(100)%
Deferred revenue				521,054	531,987	(2)%
Stockholders' Equity				996,210	991,534	—%